EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 333-44010 on Form N-1A of our reports dated February 16, 2011, relating to the financial statements and financial highlights of Eaton Vance VT Floating-Rate Income Fund and Eaton Vance VT Large-Cap Value Fund, certain of the Funds constituting Eaton Vance Variable Trust, appearing in the Annual Reports on Form N-CSR of Eaton Vance Variable Trust, for the year ended December 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts April 27, 2011